Exhibit 5

Opinion of Shumaker, Loop & Kendrick, LLP

December 11, 2009

GEOPHARMA, INC.

6950 Bryan Dairy Road

Largo, Florida

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to GEOPHARMA, INC., a Florida corporation (the “Company”), solely for the purpose of rendering an opinion with respect to the legality of the 2,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), proposed to be offered and sold pursuant to the above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). This opinion is delivered to you pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s Florida counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Shares will be validly issued and the Shares will be fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP